Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is entered into as of the 21st day of February, 2019, by and between Steve Marcum (“Executive”) and Citizens First Corporation, a Kentucky corporation (“CFC”).

WHEREAS, Executive entered into that certain Employment Agreement dated as of October 19, 2017 with CFC (the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated February 21, 2019 by and among German American Bancorp, Inc. (“German American”), German American Bank, CFC and Citizens First Bank, Inc. (the “Merger Agreement”), CFC shall be merged with and into German American (the “Merger”) effective as of the date and time provided in the Merger Agreement (the “Effective Time”); and

WHEREAS, in anticipation of the Merger, CFC and the Executive desire to amend the Employment Agreement as set forth below;

1.             Effective as of the Effective Time, Section 2 is amended to read in its entirety as follows:

“2.          Term of Employment.  This Agreement shall commence on and be effective as of October 19, 2017 and continue through October 18, 2020, subject to renewal and to termination in accordance with the terms of this Agreement.  This Agreement shall automatically renew at the end of the initial term and each subsequent term thereafter for a one year period, unless either Employer or Marcum shall elect to terminate this Agreement by written notice to the other party hereto at least sixty (60) days prior to the end of the respective term.  Marcum’s initial term of employment and any subsequent renewal thereof shall hereinafter be referred to as the “Term”.  If this Agreement is not renewed as specified herein, all of Marcum’s rights to compensation and fringe benefits shall terminate at the end of the Term.”

2.             Effective as of the Effective Time, the first paragraph of Section 10.C of the Agreement is amended to read in its entirety as follows:

“C.          Benefits Upon Termination. If Marcum’s employment by Employer is terminated during the Term for any reason by Employer or by Marcum (in any case, the date that Marcum’s employment by Employer terminates is referred to as the “Severance Date”), Employer shall have no further obligation to make or provide to Marcum, and Marcum shall have no further right to receive or obtain from Employer, any payments or benefits except as follows:”

3.             Effective as of the Effective Time, Sections [10.D] and [10.E] are deleted in their entirety and replaced with the following new Sections:

“10.D     [Reserved].

10.E        [Reserved].”

4.             Notwithstanding the foregoing, in the event that the Merger Agreement is terminated for any reason or the Merger does not occur, this Amendment shall have no effect.

5.             All other terms, conditions, and provisions of the Employment Agreement shall remain in full force and effect, and shall be incorporated herein by reference.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have voluntarily executed this First Amendment as of the day and year first above written.

“CFC”		“EXECUTIVE”

CITIZENS FIRST CORPORATION

By:	/s/ Jack Sheidler	/s/ Steve Marcum
Name:	Jack Sheidler	Steve Marcum
Title:	Chairman